ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

This ADDENDUM amends the Investment Advisory Agreement dated September 30, 2011, as amended on October 1, 2019, between Vanguard Quantitative Funds, on behalf of Vanguard Growth and Income Fund, and Los Angeles Capital Management and Equity Research, Inc.

All references to "Los Angeles Capital Management and Equity Research, Inc." are deleted and replaced with "Los Angeles Capital Management LLC"

Except as specifically amended hereby, all of the terms and conditions of the Investment Advisory Agreement are unaffected and such Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with its terms.

Acknowledged and Accepted this 11th day of May, 2021

Los Angeles Capital Management LLC	Vanguard Quantitative Funds, on behalf of
Vanguard Growth and Income Fund
By: /s/ Daniel Allen ___________	By: /s/ Mortimer J. Buckley
Name: Daniel Allen	Name: Mortimer J. Buckley
Title: Chief Executive Officer and President	Title: Chairman and Chief Executive Officer